Exhibit 10.1

EXECUTION COPY
AMENDMENT TO EMPLOYMENT AGREEMENT
(John R. Chiminski)
This AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”), is made and entered into effective as of August 23, 2017 (the “Amendment Effective Date”), by and between Catalent, Inc. (f/k/a PTS Holdings, Corp., together, with its successors and assigns, the “Company”) and John R. Chiminski (“Executive” and, together with the Company, the “Parties”).
RECITALS
The Company and Executive entered into that certain Employment Agreement (the “Agreement”) dated October 22, 2014 (capitalized terms used in this Amendment but not otherwise defined shall have the meaning originally ascribed thereto in the Agreement). The Parties now desire to amend Sections 1, 3, 4, 5, and 12 of the Agreement in the manner reflected in this Amendment, and the Compensation Committee of the Board of Directors of the Company has approved amending the Agreement as reflected in this Amendment.
NOW, THEREFORE, in consideration of the premises recited above and the mutual terms and conditions set forth below, the Parties agree as follows.
1. Term of Employment. Section 1 of the Agreement is hereby deleted and replaced in its entirety with the following:
“Subject to the provisions of Section 7 of this Agreement, Executive shall be employed by the Company on the terms and subject to the conditions set forth in this Agreement for a period commencing on October 22, 2014 (the “Commencement Date”) and ending on the third anniversary of the Amendment Effective Date (the “Employment Term”); provided, however, that on each subsequent annual anniversary of the Amendment Effective Date (each an “Extension Date”), the Employment Term shall be automatically extended for an additional one-year period, unless the Company or Executive (each, a “Party”) provides the other Party hereto at least sixty (60) days’ prior written notice before the next Extension Date that the Employment Term shall not be so extended.”
2. Base Salary. Section 3 of the Agreement is hereby deleted and replaced in its entirety with the following:
“During the Employment Term as of the Amendment Effective Date, the Company shall pay Executive an annual base salary at the annual rate of $1,025,000, payable in regular installments in accordance with the Company’s usual payment practices (but in all events no less frequently than semi-monthly). Executive shall be entitled to such increases, if any, in his base salary as may be determined from time to time in the sole discretion of the Board. Executive’s annual base salary may not be decreased during the Employment Term (including for purposes of determining severance amounts under Section 7 hereof) without his prior consent (other than a general reduction in annual base salary that affects all members of senior management proportionately; provided, however, that any such reduction shall not be taken into account for purposes of determining severance amounts hereunder and any severance provided hereunder following such reduction shall be calculated based on Executive’s annual base salary being no less than $1,025,000). Executive’s annual base salary, as in effect from time to time, consistent with this Section 3, is hereinafter referred to as the “Base Salary”.”
3. Annual Bonus. Section 4 of the Agreement is hereby deleted and replaced in its entirety with the following:

“With respect to the portion of the 2018 fiscal year beginning on the Amendment Effective Date and each subsequent full fiscal year during the Employment Term, (each, a “Bonus Year”), subject to Executive’s continued employment with the Company through the end of each such fiscal year (except as otherwise provided in Section 7 or as may otherwise be provided for under the terms of the Catalent, Inc. 2014 Omnibus Incentive Plan, as it may be amended from time to time (together with any successor plan, the “Plan”)), Executive shall be entitled to receive an annual cash bonus award (the “Annual Bonus”) under the Plan with an annualized target amount equal to $1,350,000 (the “Target Bonus”), based upon and subject to the achievement of annual performance targets established by the Board under the Plan, taking into account the targets used to determine bonuses for other senior executives of the Company and its subsidiaries and in consultation with Executive, within the first three (3) months of each Bonus Year during the Employment Term; provided, however, that in no event shall such targets or the method of determining payouts based on the degree to which such targets are attained, be less favorable to Executive than those applying to other senior executives of the Company and its subsidiaries. As the actual amount payable to Executive as an Annual Bonus will be dependent upon the achievement of performance goals established under the Plan and referred to herein, Executive’s actual Annual Bonus may be less than, greater than or equal to the Target Bonus. Unless otherwise mutually agreed to by Executive and the Company on such terms as may be agreed to by the Board, the Annual Bonus, if any, shall be paid to Executive in cash in accordance with the terms and conditions of the Plan.”
4. Employee Benefits; Perquisites; Equity-Based Awards. Sections 5(d) and (e) of the Agreement are hereby deleted and replaced in their entirety with the following:
“d. As of the Amendment Effective Date or as soon as practicable thereafter, in accordance with and pursuant to the terms of the Plan, the Company shall grant Executive equity-based awards under the Plan with a grant date value equal to $2,025,000, with such awards being granted in the form of stock options, restricted stock units and performance share units, allocated in the same percentages, determined in the same manner and subject to the same terms and conditions, in each case, as equity-based awards have been allocated under the Plan to other senior executives of the Company and its subsidiaries; provided, however, that at its discretion the Company may issue restricted stock and performance shares in lieu of restricted stock units and performance share units, respectively.
e. Subsequent to the 2018 fiscal year, and subject to Executive’s continued employment through the applicable date of grant, the Company shall grant Executive equity-based awards under the Plan on an annual basis with a grant date value of at least $5,625,000, with such awards being granted in the form of stock options, restricted stock units and performance share units, allocated in the same percentages, determined in the same manner, and subject to the same terms and conditions, in each case, as equity-based awards have been allocated under the Plan to other senior executives of the Company and its subsidiaries; provided, however, that at its discretion the Company may issue restricted stock and performance shares in lieu of restricted stock units and performance share units, respectively.”
5. Legal Fees. Section 12(b) of the Agreement is hereby deleted and replaced in its entirety with the following:
“Within thirty (30) days following the Amendment Effective Date, Executive shall be entitled to be reimbursed by the Company for the reasonable legal fees and expenses incurred in connection with negotiating and documenting this Amendment, subject to (x) receiving customary back-up documentation regarding such fees and expenses and (y) an aggregate cap of $20,000.”
6. Ratification. All terms and conditions of the Agreement not amended hereby, either expressly or by necessary implication, shall remain in full force and effect. From and after the Amendment Effective Date, all references to the term “Agreement” in this Amendment or the original Agreement shall include the terms contained in this Amendment.
7. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles thereof.

IN WITNESS WHEREOF, the Parties hereto have duly executed this Amendment as of the day and year first above written.

CATALENT, INC.	JOHN R. CHIMINSKI

/s/ Steven Fasman	/s/ John R. Chiminski

By: Steven Fasman
Title: Senior Vice President, General Counsel and Secretary